FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Second Quarter 2019 Financial Results

Increases regular quarterly dividend by 22%
Domestic same store sales growth of 12.8%
Digital sales increased to 33% of domestic system-wide sales

Dallas, August 1, 2019 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal second quarter ended June 29, 2019.

Highlights for the fiscal second quarter 2019 compared to the fiscal second quarter 2018:

▪	System-wide sales increased 21.9% to $372 million

▪	System-wide restaurant count increased 9.7% to 1,303 global locations

▪	System-wide domestic same store sales increased 12.8%

▪	Total revenue increased to $48.6 million

▪	Net income was $4.9 million for the thirteen weeks ended June 29, 2019, compared to $6.8 million in the prior fiscal second quarter

▪	Adjusted EBITDA*, a non-GAAP measure, increased 15.3% to $13.5 million for the thirteen weeks ended June 29, 2019, compared to $11.7 million in the prior fiscal second quarter

* Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

“Our second quarter results showcase the potential for our business as we execute on the strategies that support our vision to become a top 10 global restaurant brand,” commented Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “We generated strong quarterly same store sales growth of 12.8%, as we continued to focus on strategic initiatives including the phased rollout of delivery, enhanced digital ordering capabilities, and driving brand awareness through our national advertising campaign. Further, our asset light business model continues to deliver strong free cash flow conversion, positioning us to provide a 22% increase in our quarterly dividend. Looking ahead to the second half of 2019 and beyond, we are encouraged by the trajectory of our business and will continue to execute against these strategies.”

Key operating metrics for the fiscal second quarter 2019 compared to the fiscal second quarter 2018

	Thirteen Weeks Ended
	June 29, 2019	June 30, 2018
Number of system-wide restaurants open at end of period	1,303	1,188
Number of domestic franchise restaurants open at end of period	1,139	1,040
Number of international franchise restaurants open at end of period	135	122
System-wide sales (in thousands)	$371,505	$304,858
System-wide domestic same store sales growth	12.8%	4.3%
Net income (in thousands)	$4,918	$6,839
Adjusted EBITDA (in thousands)	$13,549	$11,747

Fiscal second quarter 2019 financial results

Total revenue for the fiscal second quarter 2019 increased to $48.6 million from $37.0 million in the fiscal second quarter last year.

▪
Royalty revenue, franchise fees and other increased $4.0 million to $21.2 million from $17.2 million in the fiscal second quarter of the prior year. The increase is due to 112 net franchise restaurant openings since June 30, 2018 and domestic same store sales growth of 12.8%.

▪
Advertising fees and related income increased $5.1 million to $13.5 million from $8.4 million in the fiscal second quarter of the prior year. Advertising fees increased primarily due to the increase in the contribution rate to our national advertising fund (the “Ad Fund”) from 3% to 4% of gross sales beginning in fiscal year 2019, as well as the 21.9% increase in system-wide sales in the fiscal quarter ended June 29, 2019 compared to the fiscal quarter ended June 30, 2018.

▪
Company-owned restaurant sales increased $2.4 million to $13.9 million from $11.5 million in the fiscal second quarter of the prior year. The increase was primarily due to company-owned same store sales growth of 13.8%, which was primarily driven by an increase in transactions and the acquisition of five franchised restaurants since the prior year comparable period resulting in additional sales of $0.7 million.

Cost of sales increased to $10.6 million from $7.7 million in the fiscal second quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 76.1% from 67.5%. The increase was driven primarily by a 32.1% increase in the cost of bone-in chicken wings, as well as an increase in the Ad Fund contribution rate from 3% to 4% of gross sales beginning in fiscal year 2019. Additionally, labor and other restaurant operating expenses increased as a result of additional labor, training and other operating expenses associated with the three franchised restaurants that we acquired in the fiscal fourth quarter of 2018 as we make investments to prepare these restaurants to be refranchised in a future period, as well as an increase in the amount of third-party delivery fees as we completed the launch of delivery at all company-owned restaurants in April of 2019. These increases were offset slightly by company-owned same store sales of 13.8%, which was primarily driven by an increase in transactions.

Advertising expenses increased $4.8 million to $13.0 million from $8.2 million in the fiscal second quarter of the prior year due to an increase in advertising fees and as a result of an increase in the Ad Fund contribution rate from 3% to 4% of gross sales beginning in fiscal year 2019. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) increased to $13.4 million compared to $10.1 million in the fiscal second quarter of the prior year. The increase in SG&A expense was primarily due to an increase of $0.9 million in headcount related expenses as we make investments to support our strategic initiatives. Also contributing to the increase is $0.5 million associated with additional expenses to support our continued investment in our national advertising campaign. Stock-based compensation increased $0.9 million related to the modification of certain stock awards. The remaining increases in SG&A were to support investments in technology and other initiatives.

Interest expense increased $2.0 million to $4.3 million from $2.3 million in the fiscal second quarter of the prior year. The increase was primarily due to a higher average outstanding debt balance and the applicable interest rate related to our securitized debt facility.

Income tax expense increased $0.3 million to $1.1 million, yielding an effective tax rate of 17.9%, compared to $0.7 million and an effective tax rate of 9.8% in the fiscal second quarter of the prior year. The increase was primarily due to $0.6 million in tax benefits resulting from the recognition of excess tax benefits from stock-based compensation in income tax expense in the current fiscal quarter compared to $1.2 million of excess tax benefits in the prior year period.

Net income was $4.9 million, or $0.17 per diluted share, compared to net income of $6.8 million, or $0.23 per diluted share, in the fiscal second quarter of the prior year.

Restaurant Development
As of June 29, 2019, there were 1,303 Wingstop restaurants system-wide. This included 1,168 restaurants in the United States, of which 1,139 were franchised restaurants and 29 were company-owned, and 135 franchised restaurants in international markets. During the fiscal second quarter 2019, there were 30 net system-wide Wingstop restaurant openings.

Quarterly Dividend
In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to stockholders, our Board of Directors approved a 22% increase in the quarterly dividend payable to Wingstop stockholders from $0.09 to $0.11 per share of common stock, resulting in a dividend payment of approximately $3.2 million. This dividend will be paid on September 13, 2019 to stockholders of record as of August 30, 2019.

Financial Outlook
After considering the Company's performance through the first two quarters of fiscal year 2019 and expected results for the remainder of the year, the Company is updating its outlook for the fiscal year ending December 28, 2019 by:

•	Increasing domestic same store sales growth to high-single digits, previously projected to be in the mid-single digits

•	Introducing system-wide net new restaurants of between 136 and 142, or approximately 11% system-wide unit growth

The Company is also reiterating its outlook for the fiscal year ending December 28, 2019 for the following:

•	SG&A costs of $52 - $55 million, including the following components:

◦	$5.9 - $6.4 million of stock-based compensation expense

◦	$2.0 million of franchise convention related expense, which is offset by contributions received that are recorded in royalty revenue, franchise fees and other revenue

◦	$7.3 - $7.7 million of expenses related to national advertising, which is offset by advertising contributions recorded in advertising fees and related income

•	Adjusted SG&A, a non-GAAP measure, of $36.8 - $38.9 million

•	Interest expense of $17.8 million

•	Estimated effective tax rate of approximately 25% for the remainder of the year

•	Fully diluted earnings per share of approximately $0.72 - $0.74 per share, based on 29.8 million shares outstanding

A reconciliation of Adjusted SG&A to SG&A, the nearest applicable GAAP measure, compared to the prior fiscal year is provided below:

	2019 Outlook		Fiscal Year
	Low	High	2018
SG&A, reported	$52.0	$55.0	$44.6
Transaction costs			2.4
Convention costs*	2.0	2.0	0.5
Expenses related to national advertising*	7.3	7.7	4.4
Stock-based compensation expense	5.9	6.4	3.7
Adjusted SG&A**	$36.8	$38.9	$33.6

*Convention costs and expenses related to national advertising both have equal and offsetting contributions included in revenue and do not impact operating income.
**Adjusted SG&A is a non-GAAP measure.

The Company remains confident in its long-term targets of 10%+ system-wide unit growth and low single digit domestic same store sales growth.

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for transaction costs and stock-based compensation expense. Additionally, SG&A is further adjusted for items which have offsetting contributions that are included in revenue, such as convention-related expenses and expenses associated with national advertising.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal second quarter 2019 financial results at 10:00 AM Eastern Time.

The conference call can be accessed live by dialing 1-866-652-5200 or 1-412-317-6060 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10132909. The replay will be available through Thursday, August 8, 2019.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,300 locations around the world. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Spicy Korean Q®, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed, and served with our fresh-cut, seasoned fries and freshly made Ranch and Bleu Cheese dips. The Company has grown its domestic same store sales for 15 consecutive years, has been ranked on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2018), named one of the “Top 500 Restaurant Chains” by Restaurant Business (2018), and was recognized as a top 50 limited-service restaurant brand in the U.S. in QSR Magazine’s “QSR 50” report. For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2019 outlook for system-wide unit growth, domestic same store sales growth, SG&A expenses, Adjusted SG&A, interest expense, estimated effective tax rate, and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential, and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
Media Contact
Megan Sprague
303-517-8579
MSprague@wingstop.com

Investor Contact
Ted McHugh and Lauren Tarola
Edelman Financial Communications
917-530-7792
WingstopFinComm@edible-inc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	June 29, 2019	December 29, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$17,075	$12,493
Restricted cash	4,811	4,462
Accounts receivable, net	5,548	5,764
Prepaid expenses and other current assets	3,494	2,056
Advertising fund assets, restricted	2,488	5,131
Total current assets	33,416	29,906
Property and equipment, net	8,361	8,338
Goodwill	49,655	49,655
Trademarks	32,700	32,700
Customer relationships, net	13,572	14,233
Other non-current assets	12,321	4,917
Total assets	$150,025	$139,749
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$2,524	$2,750
Other current liabilities	15,649	16,201
Current portion of debt	3,200	2,400
Advertising fund liabilities	2,488	5,131
Total current liabilities	23,861	26,482
Long-term debt, net	308,511	309,374
Deferred revenues, net of current	21,353	21,885
Deferred income tax liabilities, net	4,223	4,866
Other non-current liabilities	8,445	1,972
Total liabilities	366,393	364,579
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,442,728 and 29,296,939 shares issued and outstanding as of June 29, 2019 and December 29, 2018, respectively	295	293
Additional paid-in-capital	892	1,036
Accumulated deficit	(217,555)	(226,159)
Total stockholders' deficit	(216,368)	(224,830)
Total liabilities and stockholders' deficit	$150,025	$139,749

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	June 29, 2019	June 30, 2018
Revenue:
Royalty revenue, franchise fees and other	$21,187	$17,204
Advertising fees and related income	13,487	8,355
Company-owned restaurant sales	13,888	11,478
Total revenue	48,562	37,037
Costs and expenses:
Cost of sales (1)	10,573	7,745
Advertising expenses	12,973	8,209
Selling, general and administrative	13,394	10,078
Depreciation and amortization	1,335	1,079
Total costs and expenses	38,275	27,111
Operating income	10,287	9,926
Interest expense, net	4,299	2,342
Income before income tax expense	5,988	7,584
Income tax expense	1,070	745
Net income	$4,918	$6,839

Earnings per share
Basic	$0.17	$0.23
Diluted	$0.17	$0.23

Weighted average shares outstanding
Basic	29,418	29,230
Diluted	29,667	29,528

Dividends per share	$0.09	$0.07

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	June 29, 2019		June 30, 2018
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales

Cost of sales:
Food, beverage and packaging costs	$5,205	37.5%	$3,696	32.2%
Labor costs	3,193	23.0%	2,549	22.2%
Other restaurant operating expenses	2,556	18.4%	1,789	15.6%
Vendor rebates	(381)	(2.7)%	(289)	(2.5)%
Total cost of sales	$10,573	76.1%	$7,745	67.5%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	June 29, 2019	June 30, 2018
Domestic Franchised Activity:
Beginning of period	1,112	1,021
Openings	29	21
Closures	(2)	—
Acquired by Company	—	(2)
Restaurants end of period	1,139	1,040

Domestic Company-Owned Activity:
Beginning of period	29	24
Openings	—	—
Closures	—	—
Acquired from franchisees	—	2
Restaurants end of period	29	26

Total Domestic Restaurants	1,168	1,066

International Franchised Activity:
Beginning of period	132	112
Openings	5	10
Closures	(2)	—
Restaurants end of period	135	122

Total System-wide Restaurants	1,303	1,188

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	June 29, 2019	June 30, 2018
Net income	$4,918	$6,839
Interest expense, net	4,299	2,342
Income tax expense	1,070	745
Depreciation and amortization	1,335	1,079
EBITDA	$11,622	$11,005
Additional adjustments:
Stock-based compensation expense (a)	1,927	742
Adjusted EBITDA	$13,549	$11,747

(a)	Includes non-cash, stock-based compensation.